Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of ITT Corporation and the effectiveness of ITT Corporation’s internal control over financial reporting dated February 24, 2011, appearing in the Annual Report on Form 10-K of ITT Corporation for the year ended December 31, 2010, and our report dated June 20, 2011 appearing in the Annual Report on Form 11-K of ITT Salaried Investment and Savings Plan for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Stamford, Connecticut
October 28, 2011